UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 31, 2007

THE MCGRAW-HILL COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	1-1023	13-1026995
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

(212) 512-2564

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a regular meeting of the Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”) held on January 31, 2007, the Board of Directors, acting upon the recommendation of the Nominating and Corporate Governance Committee, authorized and directed the Company to amend certain provisions of Article I-A of its By-Laws (Nomination of Directors; Presentation of Business at Stockholder Meetings; Required Vote for Directors; Director Eligibility). The material amendments to Article I-A are described below.

Majority Voting For Directors.

A new Paragraph 8 will be added to Article I-A regarding the election of Directors. New Paragraph 8 will provide that if a nominee for Director is elected by a plurality of the votes cast, but fails to receive a majority of the votes cast, the Director shall promptly tender his or her resignation to the Board of Directors. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election or, in the case where the number of nominees exceeds the number of Directors to be elected, cast with respect to the election of Directors generally. Votes cast include votes to withhold authority and exclude abstentions with respect to that Director’s election, or, in the case where the number of nominees exceeds the number of Directors to be elected, abstentions with respect to the election of Directors generally. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, then the Board may fill any resulting vacancy or decrease the size of the Board.

Notice Requirements and Director Qualifications.

Paragraph 2 of Article I-A will be amended to require stockholder notices regarding Director nominations or business to be considered at an annual meeting of stockholders to include the following additional information:

(a) As to the stockholder giving notice and any beneficial owner on whose behalf the nomination or proposal is being made, all disclosure that would be required in connection with the solicitation of proxies in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b) If the notice relates to any business other than the nomination of a Director, a description of all agreements between such stockholder and any beneficial owner on whose behalf the proposal is being made, and any other persons in connection with the proposal of such business.

(c) As to each Director nominee, (i) all disclosure that would be required in connection with the solicitation of proxies in a contested election pursuant to Section 14 of the Exchange Act; and (ii) a description of all compensation and other material relationships between such stockholder and any beneficial owner and their affiliates and associates, on the one hand, and each proposed nominee and his or her affiliates and associates, on the other hand.

(d) As to each Director nominee, (i) a completed and signed questionnaire, representation and agreement required by Section 9 of Article I-A (as discussed below); and (ii) certain additional information regarding the eligibility of such nominee to serve as an independent Director.

A new Paragraph 9 will be added to Article I-A regarding the qualification of Director nominees. New Paragraph 9 will provide that Director nominees must deliver to the Company a written questionnaire regarding his or her background and qualifications and the background of any other person or entity on whose behalf the nomination is being made, and a written representation and agreement that such person (A) will abide by the resignation requirements of Section 8 of Article I-A, (B) is not and will not become a party to any agreement as to how to vote or act on any issue or that would interfere with such person’s ability to comply with his or her fiduciary duties to the Company, (C) is not and will not become a party to any agreement with respect to compensation or indemnification as a Director, (D) owns, or agrees to purchase if elected, not less than 400 shares of Company stock (subject to adjustment for stock splits or stock dividends), will not dispose of such minimum number of shares, and has disclosed whether any portion of such shares were purchased with financial assistance from another person, and (E) will comply with all corporate governance, conflict of interest, confidentiality and stock ownership and trading policies of the Company.

Item 9.01 Financial Statements and Exhibits.

(3)	By-Laws of Registrant, as amended through January 31, 2007.

(99)	Press Release, dated January 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE McGRAW-HILL COMPANIES, INC.

By:	/s/ Kenneth M. Vittor
Kenneth M. Vittor
Executive Vice President and General Counsel

Dated: January 31, 2007

INDEX TO EXHIBITS

Exhibit Number

(3)	By-Laws of Registrant, as amended through January 31, 2007.

(99)	Press Release, dated January 31, 2007.